Exhibit 4.24

Business Operations Agreement

This Business Operations Agreement (“Agreement”) is executed by and among the following parties on the date of August 11 2004 (“Effective Date”):

Party A:	Ceng Dong Yi (Beijing) Technology Company Limited
Address:	Room 726, No.10 North Hongda Road, Beijing Economical and Technical Development Zone, Beijing

Party B:	Beijing LingXun Interactive Science Technology and Development Co., Ltd
Address:	No.6-1-704 Webbok House, Wei Gong Cun Street, Haidian District, Beijing

Party C:	Du Ying Shuang
Address:	No.A2, Bei Guan Ting, Bei Xiao Jie Huo Kou, Dongcheng District, Beijing

Party D:	Sheng Yong
Address:	No.6, Room 1, Yard 9, Dormitory of PRC Committee of Plan, Xi Cheng Geng Nan Jie, Xicheng District, Beijing

WHEREAS:

1.	Party A is a wholly foreign-owned enterprise established in the People’s Republic of China (hereinafter abbreviated the “PRC”);

2.	Party B, a wholly domestic-invested company registered in the PRC, is licensed by Beijing Communications Administration Bureau to engage in the business of the Internet information provision service;

3.	A business relationship has been established between Party A and Party B by executing an Exclusive Technical and Consulting Services Agreement (“Services Agreement”);

4.	According to the Services Agreement, Party B shall make a payment to Party A which has not been made so far, so the daily operation of Party B will materially impact its capacity of payment to Party A.;

5.	Party C, a shareholder of Party B, owns 51% of the equity in Party B;

6.	Party D, a shareholder of Party B, owns 49% of the equity in Party B;

7.	Party A, Party B, Party C and Party D herein agree to further confirm the relevant matters regarding the business operation of Party B.

WHEREAS, each party, through friendly negotiation, enter into the Agreement as follows:

1.	In order to ensure the operation of Party B’s business, Party A hereby agrees to, as the guarantor, guarantee Party B’s performance of the contracts, agreements or transactions executed by and between Party B and any third party regarding the operation of Party B’s business if Party B satisfies the relevant terms under this Agreement. Party B hereby agrees to pledge to Party A its receivable accounts incurred from its business and all of its assets as a counter-guarantee. According to the guarantee set out above, Party A, as the guarantor for Party B, shall respectively execute a written guarantee agreement with the counter party to relevant contract for the purpose of bearing the guarantee liability.

In order to assure the operation of Party B’s business, Party B shall borrow five (5) million RMB as an operating funds loan. Party A hereby agrees to provide a guarantee for such loan if Party B satisfies the relevant terms under this Agreement.

2.	Whereas the provision of Article 1 hereof, and in order to ensure Party B’s performance of the business agreements between Party A and Party B and its payments to Party A, Party B together with its shareholders, Party C and Party D, hereby jointly confirm and agree that Party B shall not conduct any transaction which may materially affect its assets, obligations, rights or the operation of the company, unless a prior written consent from Party A or other affiliated companies to Party A has been obtained, including but not limited to the following contents:

2.1	To borrow money or incur any debt from any third party;

2.2	To sell to or acquire from any third party any assets or rights, including but not limited to any intellectual property rights;

2.3	To provide guarantee for any third party with its assets or intellectual property rights;

2.4	To assign rights and obligations under this Agreement herein to any third party.

3.	In order to ensure Party B’s performance of the business agreements between Party A and Party B and its payments to Party A, Party B together with its shareholders, Party C and Party D, hereby jointly agree to accept the policies and instructions in respect of the recruitment and dismissal of employees, the daily business management and financial management, etc., provided by Party A from time to time.

4.	Party B together with its shareholders, Party C and Party D, hereby jointly agree that Party B, Party C and Party D shall only appoint the personnel designated by Party A as the director of Party B, and Party B shall engage the senior officers designated and engaged by Party A as Party B’s General Manager, Chief Financial Officer, and other senior officers. If any of the above directors or senior officers leave Party A, whether by resignation or dismissal, he or she will lose the qualification to hold any position in Party B and therefore Party B, Party C and Party D shall engage other senior officers designated and engaged by Party A to assume such positions.

5.	Party C and Party D hereby agree to execute Power of Attorney at the same time of execution of this Agreement according to which Party C and Party D shall authorize personnel designated by Party A to fully exercise their voting rights of shareholders, which is stipulated in PRC laws and regulations and articles of association of the company on Party B’s shareholders’ meetings.

6.	Party B together with its shareholders, Party C and Party D, hereby jointly agree and confirm that except the provision of Article 1 hereof Party B shall firstly request Party A for a guarantee if any guarantee for the performance of contracts or the operating funds loan is needed. In such event, Party A, without obligation, has the right to provide proper guarantee for Party B in its sole discretion. However Party A shall give a written notice to Party B promptly if it decides not to provide guarantee, therefore Party B can request any third party for such guarantee.

7.	In the event that any of the agreements between Party A and Party B terminates or expires, Party A shall be entitled without obligation to terminate all agreements between Party A and Party B including but not limited to Exclusive Technical and Consulting Services Agreement.

8.	Any amendment and supplement of this Agreement shall be made in written. The amendment and supplement duly executed by each Party shall be part of this Agreement and shall have the same legal effect as this Agreement.

9.	This Agreement shall be governed by and construed in accordance with the PRC law.

10.	Settlement of Disputes The parties shall strive to settle any dispute arising from the construction or performance of this Agreement through friendly consultation. In case no settlement can be reached through consultation, each party can submit such dispute to China International Economic and Trade Arbitration Commission (“CIETAC”) for arbitration in accordance with the current rules of CIETAC. The arbitration proceedings shall take place in Beijing and shall be conducted in Chinese. The arbitration award shall be final and binding upon all the parties.

11.	Notice Any notice that is given by the party/parties hereto for the purpose of performing the rights and obligations hereunder shall be in written form. Where such notice is delivered personally, the actual delivery time is regarded as notice time; where such notice is transmitted by telex or facsimile, the notice time is the time when such notice is transmitted, if such notice does not reach the addressee on business date or reaches the addressee after the business time, the next business day following such day is the date of notice. The delivery addresses of Parties are the addresses first set forth above or notified in written form from time to time. The written form includes facsimile and telex.

12.	This Agreement shall be executed by a duly authorized representative of each party as of the Effective Date first written above and become effective simultaneously. The term of this Agreement is ten years unless early termination occurs in accordance with the relevant provisions herein. This Agreement may be extended only if Party A gives its written consent prior to the expiration of this Agreement, and the extended term shall be confirm by Party A in written.

13.	This Agreement shall expire on the date due unless this Agreement is extended in accordance with relevant terms under this Agreement. During the term of this Agreement, Party B, Party C and Party D shall not early terminate this Agreement. Notwithstanding the above-mentioned, Party A may terminate this Agreement at any time with a written notice to Party B, Party C and Party D 30 days prior to such termination.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed on their behalf by a duly authorized representative as of the Effective Date first written above.

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Party A: Ceng Dong Yi (Beijing) Technology Company Limited

Authorized Representative: Xu Zhi Ming

Signature:

Seal:

Party B: Beijing LingXun Interactive Science Technology and Development Company Limited

Authorized Representative: Li Chuan Dong

Signature:

Seal:

Party C: Du Ying Shuang

Signature:

Party D: Sheng Yong

Signature:

Schedule to Exhibit 4.24

Pursuant to Rule 12b-31 under the Exchange Act of 1934, as amended, the following is a schedule of documents substantially identical in all material respects except as to the parties thereto, the dates of execution, or other material details from the document filed as Exhibit 4.24.

Exhibit 4.24 Filed

Agreement:	Business Operations Agreement
Date:	August 11, 2004
Party A:	Ceng Dong Yi (Beijing) Technology Company Limited
Party B:	Beijing LingXun Interactive Science Technology and Development Company
Party C:	Du Ying Shuang
Party D:	Sheng Yong

Agreements Substantially Identical to Exhibit 4.24 and Omitted

Agreement:	Business Operations Agreement
Date:	September 26, 2003
Party A:	Beijing Super Channel Network Limited
Party B:	Beijing Lei Ting Wan Jun Network Technology Limited
Party C:	Wang Xiu Ling
Party D:	Wang Lei Lei

Agreement:	Business Operations Agreement
Date:	September 23, 2004
Party A:	Beijing Super Channel Network Limited
Party B:	Shenzhen Freenet Information Technology Limited
Party C:	Du Ying Shuang
Party D:	Sheng Yong

Agreement:	Business Operations Agreement
Date:	December 13, 2003
Party A:	Puccini Network Technology (Beijing) Limited
Party B:	Beijing Lei Ting Wu Ji Network Technology Limited
Party C:	Fan Tai
Party D:	Wang Lei Lei

Agreement:	Business Operations Agreement
Date:	November 19, 2004
Party A:	Heng Dong Wei Xin (Beijing) Technology Company Limited
Party B:	Startone (Beijing) Information Technology Company Limited
Party C:	Liu Bing Hai
Party D:	Pu Dong Wan